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                                                                     EXHIBIT 4.1

                         CERTIFICATE OF DESIGNATION OF

                           PREFERENCES AND RIGHTS OF

                          SERIES A PREFERRED STOCK OF

                                 UROGEN CORP.

            PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE


     The undersigned, Paul D. Quadros, Chief Executive Officer, and Robert E. Sobol, Secretary, of Urogen Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company") in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors at a meeting duly held on June 16, 1998 and by unanimous written consent dated June 30, 1998, adopted the following resolutions, creating a series of 40,000 shares of Preferred Stock designated as Series A Preferred Stock:

          "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the "Board") in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

          1.   Designation.  This series of Preferred Stock shall be designated
               -----------
Series A Preferred Stock, $0.01 par value (the "Series A Preferred").

          2.   Authorized Number.  The number of shares constituting the Series
               -----------------
A Preferred shall be Forty Thousand (40,000) shares.
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          3.   Dividends.  The holders of the Series A Preferred shall not be
               ---------
entitled to receive any dividends with respect to such Series A Preferred.

          4.   Liquidation Preference.  In the event of any liquidation,
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dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

                (a) The holders of Series A Preferred shall be entitled to receive liquidation preferences based on their respective preference amounts (which shall include any amounts owing in respect of declared and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Common Stock, the preference amount of Ten Dollars ($10.00) per share in cash for each share of Series A Preferred then held by such holders of Series A Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations (each a "Recapitalization")) plus an amount equal to all declared but unpaid dividends on such Series A Preferred as of the date of liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Company legally available for distribution, after payment in full of liquidation preferences to all other securities of the Company ranking senior to the Series A Preferred as to liquidation preferences, shall be distributed ratably among the holders of the Series A Preferred. After payment has been made to the holders of the Series A Preferred of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Series A Preferred, and the remaining assets of the Company shall be distributed among the holders of the Common Stock in accordance with the Certificate of Incorporation and applicable law.

                (b) For purposes of this Section 4, sale of all or substantially all of the Company's assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring entity in which the holders of capital stock of the Company hold less than 50% of the voting securities of the acquiring corporation (each a "Reorganization") shall not be treated as a liquidation, dissolution or winding up of the Company (unless in connection therewith, the liquidation, dissolution or winding up of the Company is specifically approved), but shall be treated as provided in Section 6(d) hereof.

          5.   Voting Rights. The holder of each share of Series A Preferred
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shall not possess any voting rights with respect to such shares. To the extent any such vote is required, fractional votes by the holders of Series A Preferred shall not be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Series A Preferred shall be entitled to receive the same notice of any stockholders' meeting as is provided to holders of Common Stock. In addition, the Company will, or will cause the registrar to, transmit to the registered holders of the Series A Preferred all reports and communications from the Company that are generally mailed to holders of its Common Stock.

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          6.   Conversion.  The Series A Preferred shall be subject to the
               ----------
following conversion provisions:

                (a)  Right to Convert. Each share of Series A Preferred
                     ----------------
outstanding shall be convertible, without the payment of additional consideration, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares equal to (i) the Conversion Value (as adjusted for Recapitalizations), multiplied by (ii) the number of shares of Series A Preferred being converted; provided, however, that no shares of Series
                                    --------  -------
A preferred shall be convertible prior to July 8, 2001. The "Conversion Value" shall initially be $1,000 per share of Series A Preferred.

                (b)  Unpaid Dividends and Fractional Shares.
                     --------------------------------------

                     (i) Any declared but unpaid dividends upon the Series A Preferred at the time of any conversion pursuant to Section 5(a) shall be paid or distributed upon such conversion or as soon thereafter as permitted by law.

                     (ii) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the conversion price of the Series A Preferred.

                (c)  Mechanics of Conversion. Before any holder of Series A
                     -----------------------
Preferred shall be entitled to receive certificates of Common Stock upon conversion of the Series A Preferred, such holder shall surrender the certificate or certificates for the Series A Preferred to be converted, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred. The Company shall, as soon as practicable after such delivery, issue and deliver to such holder of Series A Preferred (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable. Notwithstanding any such delivery, such conversion shall be deemed to have been made immediately prior to the opening of business on the date of conversion pursuant to Section 6(a), and the person or persons entitled, upon proper delivery, to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing Series A Preferred are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement (and posts any requested bond or security) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates for shares of Common Stock issuable upon conversion of shares of Series A Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Company shall
                                                --------
not be required to pay

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any additional tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred being converted.

                (d) Certain Reorganizations.  In the event of any change,
                    -----------------------
reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, whether pursuant to a Reorganization or otherwise, the shares of Series A Preferred shall, after such Reorganization or other transaction, be convertible thereafter pursuant to this Section 6 into the kind and amounts of stock or other securities or property of the Company or otherwise, to which such holder would have been entitled if immediately prior to such event the Series A Preferred had been converted into Common Stock pursuant to Section 6(a). The provisions of this Section 6(d) shall similarly apply to successive changes, reclassifications, conversions, exchanges or cancellations.

                (e) No Impairment.  The Company will not, by amendment of its
                    -------------
Certificate of Incorporation or through any Reorganization, other transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

                (f) Calculation of Conversion Price.  All calculations under
                    -------------------------------
this Section 6 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                (g) No Other Conversion Rights. The holders of Series C
                    --------------------------
Preferred shall have no rights of conversion other than as specifically set forth herein.

          7.   Status of Converted Shares.  Shares of Series A Preferred
               --------------------------
converted pursuant to Section 6 shall be canceled and no longer constitute authorized shares.

          8.   Covenants.  So long as any shares of Series A Preferred, Series B
               ---------
Preferred or Series C Preferred remain outstanding:

                (a) The Company shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Series B Preferred and Series C Preferred, voting together as a single class redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Company's capital stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; and

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                (b) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series A Preferred, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred and Series C Preferred, such number of its shares of Common Stock and Series A Preferred as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, Series B Preferred and Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock or Series A Preferred shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, Series B Preferred and Series C Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock and/or Series A Preferred to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Company's Certificate of Incorporation.

          9.   Notices.  All notices, requests, demands and other communications
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hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, certified or registered mail, postage prepaid, express courier or when sent by telex or telecopier (with receipt confirmed, provided a copy is also sent by first class mail), addressed (i) in the case of a holder of Series A Preferred, to such holder's address of record, and (ii) in the case of the Company, to the Company's principal executive office to the attention of the Company's secretary.

          10.  Amendments and Waivers. Any right, preference, privilege or power
               ----------------------
of, or restriction provided for the benefit of, the Series A Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series A Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Company and all holders of Series A Preferred.

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                                  *     *     *

          RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer or any Assistant Secretary or Assistant Treasurer of the corporation are each authorized to execute, acknowledge, file and record a certificate of designation for the Series A Preferred in accordance with Section 103 of the Delaware General Corporation Law."

     IN WITNESS WHEREOF, the undersigned have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the corporation and that the facts stated herein are true as of this 8th day of July, 1998.


                                    /s/ Paul D. Quadros
                                    ----------------------------------------
                                    Paul D. Quadros, Chief Executive Officer


ATTEST:


/s/ Robert E. Sobol
--------------------------
Robert E. Sobol, Secretary



    [SIGNATURE PAGE TO SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION]

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